UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 8, 2021

Ooma, Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-37493	06-1713274
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

525 Almanor Avenue, Suite 200, Sunnyvale, California 94085

(Address of principal executive offices)

(650) 566-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	OOMA	The New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01 Entry into a Material Definitive Agreement.

On January 8, 2021, Ooma, Inc., as borrower (“Ooma” or the “Company”), entered into a credit and security agreement (the “Credit Agreement”) with KeyBank National Association as Administrative Agent (the “Agent”) and lender, and KeyBanc Capital Markets Inc. as sole lead arranger and sole book runner. The Credit Agreement provides for a secured $25.0 million revolving credit facility, which includes a $10.0 million subfacility for letters of credit. The Company and its subsidiaries may use funds borrowed under the Credit Agreement for working capital and other general corporate purposes.

As of January 8, 2021, no borrowings were outstanding under the Credit Agreement. Accordingly, at January 8, 2021, $25.0 million of borrowing capacity was available for the purposes permitted by the Credit Agreement.

Loans under the Credit Agreement will bear interest, at the Company’s option, at either a rate equal to the “Base Rate” (as defined in the Credit Agreement) or (b) “Eurodollar Rate” (as defined in the Credit Agreement) plus 2.50%.  The Base Rate is the highest of (i) the Agent’s prime rate, (ii) the federal funds effective rate plus 0.5%, and (iii) the Eurodollar Rate with an interest period of one month plus 1%. The Eurodollar Rate is the London Interbank Offered Rate with various interest periods as may be selected by the Company, but shall not be less than 0.75%.  Upon the occurrence of any event of default, the interest rate on the borrowings increases by 2.0%.  The Credit Agreement will terminate and all amounts owing thereunder will be due and payable on the earlier of January 7, 2024 or 90 days prior to the scheduled maturity of any convertible debt securities, unless the commitments are terminated earlier, either at the request of the Company or, if an event of default occurs, by the lenders (or automatically in the case of certain bankruptcy-related events). The Credit Agreement contains customary representations, warranties, affirmative and negative covenants, events of default and indemnification provisions in favor of the Agent, lenders and their affiliates.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the Credit Agreement, which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending January 31, 2021.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure included in Item 1.01 of this Current Report on Form 8-K is incorporated into this Item 2.03 by reference.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 8, 2021, the Board of Directors of Ooma (the “Board”) appointed, effective immediately, Jenny C. Yeh, Ooma’s Vice President and General Counsel, as a Class I director of Ooma with a term to expire at the annual meeting of stockholders to be held in 2022, and Ravi Narula, Ooma’s Chief Financial Officer, as a Class II director of Ooma with a term to expire at the annual meeting of stockholders to be held in 2023.

Neither Ms. Yeh nor Mr. Narula has any family relationships with any of Ooma’s directors or executive officers and none is a party to any transactions of the type listed in Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OOMA, INC.

Date: January 11, 2021	By:	/s/ Ravi Narula
Ravi Narula
Chief Financial Officer and Treasurer